Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES THIRD QUARTER 2022 RESULTS

DALLAS--(BUSINESS WIRE)—November 7, 2022-- Kosmos Energy Ltd. (“Kosmos” or the “Company”) (NYSE/LSE: KOS) announced today its financial and operating results for the third quarter of 2022. For the quarter, the Company generated a net income of $222 million, or $0.47 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net income(1) of $90 million, or $0.19 per diluted share for the third quarter of 2022.

THIRD QUARTER 2022 HIGHLIGHTS

•Net Production(2): ~60,900 barrels of oil equivalent per day (boepd), up ~20% over 3Q 2021, with sales of ~50,900 boepd resulting in an underlift position at the end of the quarter

•Revenues: $456 million, or $97.34 per boe (excluding the impact of derivative cash settlements)

•Production expense: $62 million, or $13.31 per boe

•Capital expenditures: $203 million

•Generated free cash flow(1) of approximately $32 million (~$320 million for the first nine months of the year)

•Continued debt repayment with net leverage falling to ~1.5x

•Phase One of the Greater Tortue Ahmeyim LNG project around 85% complete at quarter end

Commenting on the Company’s third quarter 2022 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos posted another quarter of solid strategic and operational delivery, with the company reaching its year-end leverage target ahead of schedule.

“Importantly, we continue to make good progress on our three core development projects -- Tortue Phase 1, Jubilee Southeast and Winterfell -- which we expect will collectively grow production approximately 50% by 2024. We are also advancing several other gas opportunities in West Africa, which we believe will drive growth beyond 2024 and continue to increase the gas weighting of the portfolio.

“Demand for energy is growing, particularly in Africa, and Kosmos has the right strategy at the right time to help meet this growing demand while creating value for all of our stakeholders. Given the quality of our asset base and the wealth of opportunities within our differentiated portfolio, we believe Kosmos has an important role to play in delivering affordable, secure and cleaner energy to the world.”

FINANCIAL UPDATE

Net capital expenditure for the third quarter of 2022 was approximately $203 million. Full year capital expenditure guidance for 2022 remains around $700 million, excluding acquisitions and divestitures.

Kosmos exited the third quarter of 2022 with $2.1 billion of net debt(1) and available liquidity of approximately $1.0 billion. The Company generated $32 million of free cash flow in the third quarter, and around $320 million through the first nine months of the year. With EBITDAX(1) for the quarter almost four times higher than the same quarter last year and continued net debt reduction through 2022, the Company achieved its target net leverage ratio of 1.5x ahead of schedule with further progress expected in the next quarter at current prices.

OPERATIONAL UPDATE

Production

Total net production(2) in the third quarter of 2022 averaged approximately 60,900 boepd, in line with guidance. The Company exited the quarter in a net underlift position, which we expect to reverse in the fourth quarter.

Ghana

Production in Ghana averaged approximately 36,900 barrels of oil per day (bopd) net in the third quarter of 2022. Kosmos lifted three cargos from Ghana during the quarter, in line with guidance.

At Jubilee, production averaged approximately 88,900 bopd gross during the quarter. At TEN, production averaged approximately 22,200 bopd gross for the third quarter.
At the beginning of the third quarter, the handover of the Jubilee FPSO operations and maintenance from MODEC took place. Since the transition, operating performance has continued to be strong with no reportable safety incidents and facility uptime of over 98%. In addition, several potential future cost savings have been identified, primarily through direct contracting, optimizing work scope and competitive re-tendering.

The Jubilee Southeast development continues to progress and is now over 50% complete. Drilling of the first well has commenced ahead of schedule with all three wells expected to be drilled by early 2023. Completion of the wells is planned for the first half of 2023, with initial production expected around mid-2023. The partnership expects the new wells to increase gross production in the field to approximately 100,000 bopd.

At TEN, an Enyenra producer well (EN-21) was drilled and came online around the end of the quarter and has now been choked back, awaiting pressure support from the nearby water injection well.

Post quarter-end, the partnership drilled the second of the two riser base wells (NT-11) to define the extent of the Ntomme reservoir supporting further development of the TEN fields. The well encountered approximately 5 meters of net oil pay with poorer than expected reservoir quality. The partnership will continue to evaluate the full results of the two wells to high-grade and optimize the future drilling plans for TEN, with a focus on proven accumulations and areas with existing well control.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 14,700 boepd net (~83% oil) during the third quarter.

The scheduled drydock of the Helix Producer-1 vessel resulted in around 45 days of downtime for the Tornado field in the third quarter as expected. Production from the Tornado field was also impacted late in the third quarter and early in the fourth quarter by loop currents in the Gulf of Mexico.

The planned Delta House turnaround took place at the beginning of the third quarter and was completed mid-October, partially extended due to the impact of Hurricane Ian. In late October, the facility saw approximately two weeks of unplanned downtime due to an issue with the gas compressors. The issue has now been resolved with the impact factored into fourth quarter and full year guidance.

The Kodiak sidetrack well was drilled during the second quarter and successfully brought online in early September. Well results and initial production were in line with expectations, however well productivity declined through the end of the third quarter and workover plans are being developed.

Following the planned and unplanned downtime, production in the Gulf of Mexico was restored to around 18,000 boepd in early November.

At the end of the second quarter, Kosmos, as the operator of the Odd Job field, executed a contract to fabricate and install a multi-phase subsea pump, which is planned to enhance recovery and boost production in the Odd Job field from mid-2024. Work began on the project early in the third quarter, which is an important step in sustaining the long-term performance of the field.

During the third quarter of 2022, Kosmos completed the acquisition of an additional 3.2% interest in the Winterfell area in Green Canyon Blocks 943, 944, 987 and 988 and an additional 1.4% interest in Green Canyon Blocks 899 and 900. The acquisition takes Kosmos' overall interest in Winterfell to 25% in total.

The Winterfell partners signed the field development plan in September and the operator has signed a rig commitment letter to drill and complete three wells starting mid-2023. The host facility production handling agreement and midstream export agreement are also expected to be completed within the next several months, supporting first oil targeted at the end of the first quarter in 2024.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 29,700 bopd gross and 9,300 bopd net in the third quarter of 2022. As forecasted, Kosmos lifted 0.5 cargo from Equatorial Guinea during the quarter.

In late-August, the partnership entered into a rig contract for the next drilling campaign, which is expected to begin in the second half of 2023, targeting 2-3 infill wells in Block G and an infrastructure led exploration (ILX) well.

At the beginning of the fourth quarter, the second 2022 electrical submersible pump ("ESP") installation began, which is expected to support current production levels through year-end into 2023.

In October, Panoro Energy ASA ("Panoro") agreed to farm-in to the Kosmos-operated Block S offshore Equatorial Guinea for a 12% non-operated participating interest. Panoro’s farm-in is conditional on the basis that it will acquire a 6% participating interest from each of Kosmos and Trident Energy, ahead of drilling an ILX well in early 2024.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim liquified natural gas (LNG) project continues to make good progress and was around 85% complete at quarter-end with the following updates across the key workstreams:

•Hub Terminal: Largely complete with the living quarters platform installed and commissioning activities commenced
•Drilling: Successfully drilled all four wells with expected production capacity estimated at ~700 million standard cubic feet of gas per day, significantly more than the ~400 million standard cubic feet per day needed for Phase 1 liquefaction volumes. One well was recently successfully completed and has flowed back to the rig for a short clean-up period.

•FLNG: On track for sailaway in first half of 2023 as construction and mechanical completion activities continue and commissioning work has begun
•Subsea: Shallow water gas export pipeline from the FPSO to the hub terminal has been installed. The deepwater pipelay vessel is in the region conducting final testing prior to mobilization which is expected in the coming weeks to lay the deepwater pipeline and in-field flowlines
•FPSO: In September 2022, Typhoon Muifa passed through the COSCO shipyard in Qidong in China causing the mooring lines of the vessel to become compromised. As a result, the vessel drifted approximately 200 meters off the quayside. The FPSO has been returned to the quayside and inspections conducted to date have not identified any significant damage. The forward plan is to complete all inspections and incorporate any findings into mechanical completion activities along with commissioning work prior to sailaway, which is expected around the end of the year

The operator is working hard and making good progress to overcome the challenges from Covid, supply chain constraints and more recently Typhoon Muifa. We expect first gas around nine months from the FPSO sailaway and continue to target first LNG around year-end 2023.

To optimize the commercial value of sales for the gas production from the first phase of Greater Tortue Ahmeyim, Kosmos has commenced a process with prospective buyers to utilize existing contractual rights under our Phase 1 LNG sales agreement to potentially sell cargos in order to benefit from the robust forward gas price outlook. We are seeing significant interest in the opportunity and will provide further updates as the discussions mature.

The plans to develop Phase 2 of the Greater Tortue Ahmeyim LNG project continue to progress. Kosmos is in advanced discussions with partners, BP, Petrosen, SMH and the two governments on the right concept. In light of the rapidly evolving global LNG markets, the governments are rightly considering the importance of their gas resource and the opportunity to build new government-to-government relationships. The partnership's aim in the coming months is to agree the right low cost solution, which leverages the infrastructure from Phase 1 and allows the partnership to access attractive gas marketing opportunities.

In mid-October, Kosmos and BP (operator) signed a new Production Sharing Contract (“PSC”) with the Government of Mauritania covering the BirAllah and/or Orca discoveries. The new PSC provides up to 30 months to submit a development plan covering these discoveries with the terms of the new PSC substantially similar to the former PSC for Block C8.

At Yakaar-Teranga, the partnership continues to advance the first phase development concept with the Government of Senegal focused on a domestic gas solution.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure.
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss third quarter 2022 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-0784. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial +1-201-689-8560. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results and excludes non-recurring activity such as acquisitions, divestitures and NOC financing. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the RBL Facility, Corporate revolver, and GoM Term Loan less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenues and other income:
Oil and gas revenue	$456,056	$198,936	$1,735,439	$759,455
Gain on sale of assets	—	1,538	471	1,564
Other income, net	48	66	143	210
Total revenues and other income	456,104	200,540	1,736,053	761,229

Costs and expenses:
Oil and gas production	62,372	50,316	277,264	211,871
Facilities insurance modifications, net	494	1,554	7,246	3,495
Exploration expenses	17,215	23,982	118,656	41,452
General and administrative	24,007	22,459	74,424	66,628
Depletion, depreciation and amortization	106,313	64,914	386,961	292,616
Interest and other financing costs, net	29,796	26,873	92,317	90,727
Derivatives, net	(113,842)	38,224	243,534	252,606
Other expenses, net	(218)	194	(1,320)	1,003
Total costs and expenses	126,137	228,516	1,199,082	960,398

Income (loss) before income taxes	329,967	(27,976)	536,971	(199,169)
Income tax expense (benefit)	107,713	621	196,144	(22,617)
Net income (loss)	$222,254	$(28,597)	$340,827	$(176,552)

Net income (loss) per share:
Basic	$0.49	$(0.07)	$0.75	$(0.43)
Diluted	$0.47	$(0.07)	$0.72	$(0.43)

Weighted average number of shares used to compute net income (loss) per share:
Basic	455,840	408,520	455,158	408,009
Diluted	476,431	408,520	474,820	408,009

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$231,565	$131,620
Receivables, net	130,632	177,526
Other current assets	185,592	232,806
Total current assets	547,789	541,952

Property and equipment, net	4,138,667	4,183,987
Other non-current assets	234,956	214,712
Total assets	$4,921,412	$4,940,651

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$272,767	$184,403
Accrued liabilities	252,196	250,670
Current maturities of long-term debt	30,000	30,000
Other current liabilities	37,477	65,879
Total current liabilities	592,440	530,952

Long-term liabilities:
Long-term debt, net	2,275,769	2,590,495
Deferred tax liabilities	629,755	711,038
Other non-current liabilities	529,957	578,929
Total long-term liabilities	3,435,481	3,880,462

Total stockholders’ equity	893,491	529,237
Total liabilities and stockholders’ equity	$4,921,412	$4,940,651

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Operating activities:
Net income (loss)	$222,254	$(28,597)	$340,827	$(176,552)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	108,890	67,511	394,799	300,404
Deferred income taxes	45,987	1,119	(37,445)	(68,366)
Unsuccessful well costs and leasehold impairments	9,424	11,907	83,086	16,772
Change in fair value of derivatives	(110,262)	36,130	257,112	259,289
Cash settlements on derivatives, net(1)	(80,710)	(53,640)	(304,328)	(150,255)
Equity-based compensation	8,767	8,122	25,896	24,011
Gain on sale of assets	—	(1,538)	(471)	(1,564)
Loss on extinguishment of debt	—	—	192	15,223
Other	(2,198)	(2,097)	(5,940)	(2,763)
Changes in assets and liabilities:
Net changes in working capital	52,898	(137,331)	109,508	(72,358)
Net cash provided by (used in) operating activities	255,050	(98,414)	863,236	143,841

Investing activities
Oil and gas assets	(222,562)	(87,311)	(543,349)	(377,850)
Acquisition of oil and gas properties	—	—	(21,205)	—
Proceeds on sale of assets	10	3,395	118,703	5,327
Notes receivable from partners	(16,760)	(5,531)	(28,188)	(41,712)
Net cash used in investing activities	(239,312)	(89,447)	(474,039)	(414,235)

Financing activities:
Borrowings under long-term debt	—	150,000	—	250,000
Payments on long-term debt	(7,500)	—	(322,500)	(400,000)
Net proceeds from issuance of senior notes	—	—	—	444,375
Tax withholdings on restricted stock units	—	(63)	(2,753)	(1,100)
Dividends	—	(68)	(655)	(512)
Deferred financing costs	—	(229)	(6,288)	(17,291)
Net cash provided by (used in) financing activities	(7,500)	149,640	(332,196)	275,472

Net increase (decrease) in cash, cash equivalents and restricted cash	8,238	(38,221)	57,001	5,078
Cash, cash equivalents and restricted cash at beginning of period	223,659	193,063	174,896	149,764
Cash, cash equivalents and restricted cash at end of period	$231,897	$154,842	$231,897	$154,842

(1)Cash settlements on commodity hedges were $(77.0) million and $(55.4) million for the three months ended September 30, 2022 and 2021, respectively, and $(289.9) million and $(142.9) million for the nine months ended September 30, 2022 and 2021, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three Months Ended		Nine months ended		Twelve Months Ended
	September 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021	September 30, 2022
Net income (loss)	$222,254	$(28,597)	$340,827	$(176,552)	$439,543
Exploration expenses	17,215	23,982	118,656	41,452	142,586
Facilities insurance modifications, net	494	1,554	7,246	3,495	2,165
Depletion, depreciation and amortization	106,313	64,914	386,961	292,616	561,566
Equity-based compensation	8,767	8,122	25,896	24,011	33,536
Derivatives, net	(113,842)	38,224	243,534	252,606	261,113
Cash settlements on commodity derivatives	(77,001)	(55,446)	(289,897)	(142,892)	(371,426)
Restructuring and other	(821)	(407)	(540)	1,012	2,271
Other, net	603	601	(780)	(9)	5,517
Gain on sale of assets	—	(1,538)	(471)	(1,564)	(471)
Interest and other financing costs, net	29,796	26,873	92,317	90,727	129,961
Income tax expense (benefit)	107,713	621	196,144	(22,617)	253,217
EBITDAX	$301,491	$78,903	$1,119,893	$362,285	$1,459,578
Sold Ghana & acquired Kodiak interests EBITDAX Adj(1)	—		(15,723)		(29,734)
Pro Forma EBITDAX	$301,491		$1,104,170		$1,429,844

(1)Adjustment to present Pro Forma EBITDAX for the impact of the revenues less direct operating expenses from the sold Ghana interest associated with the Ghana pre-emption and the acquired Kodiak interest, for the respective period. The results are presented on the accrual basis of accounting, however as the acquired properties were not accounted for or operated as a separate segment, division, or entity, complete financial statements under U.S. generally accepted accounting principles are not available or practicable to produce. The results are not intended to be a complete presentation of the results of operations of the acquired properties and may not be representative of future operations as they do not include general and administrative expenses; interest expense; depreciation, depletion, and amortization; provision for income taxes; and certain other revenues and expenses not directly associated with revenues from the sale of crude oil and natural gas.

Kosmos Energy Ltd.
Adjusted Net Income (Loss)
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net income (loss)	$222,254	$(28,597)	$340,827	$(176,552)

Derivatives, net	(113,842)	38,224	243,534	252,606
Cash settlements on commodity derivatives	(77,001)	(55,446)	(289,897)	(142,892)
Gain on sale of assets	—	(1,538)	(471)	(1,564)
Facilities insurance modifications, net	494	1,554	7,246	3,495
Restructuring and other	(821)	(407)	(540)	1,012
Other, net	731	579	(622)	(208)
Impairment of suspended well costs	(355)	—	63,894	—
Loss on extinguishment of debt	—	—	192	15,223
Total selected items before tax	(190,794)	(17,034)	23,336	127,672

Income tax (expense) benefit on adjustments(1)	59,739	2,677	12,923	(37,545)
Impact of valuation adjustments and U.S. tax law changes	(1,354)	—	(12,745)	—
Adjusted net income (loss)	$89,845	(42,954)	364,341	(86,425)

Net income (loss) per diluted share	$0.47	$(0.07)	$0.72	$(0.43)

Derivatives, net	(0.24)	0.09	0.51	0.62
Cash settlements on commodity derivatives	(0.16)	(0.14)	(0.61)	(0.35)
Gain on sale of assets	—	—	—	—
Facilities insurance modifications, net	—	—	0.02	—
Other, net	—	—	—	—
Impairment of suspended well costs	—	—	0.13	—
Loss on extinguishment of debt	—	—	—	0.04
Total selected items before tax	(0.40)	(0.05)	0.05	0.31

Income tax (expense) benefit on adjustments(1)	0.12	0.01	0.03	(0.09)
Impact of valuation adjustments and U.S. tax law changes	—	—	(0.03)	—
Adjusted net income (loss) per diluted share	$0.19	$(0.11)	$0.77	$(0.21)

Weighted average number of diluted shares	476,431	408,520	474,820	408,009

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Reconciliation of free cash flow:
Net cash provided by (used in) operating activities	$255,050	$(98,414)	$863,236	$143,841
Net cash used for oil and gas assets - base business	(123,207)	(68,732)	(277,295)	(187,392)
Base business free cash flow	131,843	(167,146)	585,941	(43,551)
Net cash used for oil and gas assets - Mauritania/Senegal	(99,355)	(18,579)	(266,054)	(190,458)
Free cash flow(1)	$32,488	$(185,725)	$319,887	$(234,009)

(1)Commencing in the fourth quarter of 2021, the Company refined its definition of free cash flow to exclude non-recurring activity such as acquisitions, divestitures and NOC financing that may affect the comparability of results in order to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Net Volume Sold
Oil (MMBbl)	4.458	2.719	16.028	11.349
Gas (MMcf)	0.859	1.078	3.115	3.624
NGL (MMBbl)	0.084	0.111	0.330	0.365
Total (MMBoe)	4.685	3.010	16.877	12.318
Total (Boepd)	50.926	32.714	61.821	45.121

Revenue
Oil sales	$444,491	$190,599	$1,699,167	$737,381
Gas sales	8,595	4,508	23,802	12,727
NGL sales	2,970	3,829	12,470	9,347
Total oil and gas revenue	456,056	198,936	1,735,439	759,455
Cash settlements on commodity derivatives	(77,001)	(55,446)	(289,897)	(142,892)
Realized revenue	$379,055	$143,490	$1,445,542	$616,563

Oil and Gas Production Costs	$62,372	$50,316	$277,264	$211,871

Sales per Bbl/Mcf/Boe
Average oil sales price per Bbl	$99.71	$70.10	$106.01	$64.97
Average gas sales price per Mcf	10.01	4.18	7.64	3.51
Average NGL sales price per Bbl	35.36	34.50	37.79	25.61
Average total sales price per Boe	97.34	66.10	102.83	61.65
Cash settlements on commodity derivatives per oil Bbl(1)	(17.27)	(20.39)	(18.09)	(12.59)
Realized revenue per Boe	80.90	47.68	85.65	50.05

Oil and gas production costs per Boe	$13.31	$16.72	$16.43	$17.20

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was underlifted by approximately 828.0 thousand barrels as of September 30, 2022.

Hedging Summary
As of September 30, 2022(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2022:
Three-way collars	Dated Brent	1,125	$56.67	$43.33	$76.91
Three-way collars	NYMEX WTI	250	65.00	50.00	85.00
Two-way collars	Dated Brent	1,500	62.50	—	83.33
2023:
Three-way collars	Dated Brent	5,000	71.00	49.00	107.10
Two-way collars	Dated Brent	4,000	72.50	—	117.50

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of September 30, 2022 and hedges put in place through the end of October 2022
(2)“Floor” represents floor price for collars and strike price for purchased puts.

Note: Excludes 0.4 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2022 Guidance

	4Q2022	FY 2022 Guidance

Production(1,2)	58,000 - 62,000 boe per day	63,000 - 65,000 boe per day

Opex	$19.00 - $21.00 per boe	$16.00 - $18.00 per boe

DD&A	$21.00 - $23.00 per boe

G&A(~65% cash)	$25 - $27 million	~$100 million

Exploration Expense(3)	$10 - $15 million	~$50 million

Net Interest	~40 million / quarter

Tax	$11.00 - $13.00 per boe	$10.00 - $12.00 per boe

Capital Expenditure(4)	~$200 million	~$700 million

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)4Q 2022 cargos forecast - Ghana: 4 cargos / Equatorial Guinea: 1.0 cargo. FY 2022 Ghana: 14 cargos / Equatorial Guinea 3.5 cargos. Average cargo size ~950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production - 4Q 2022 forecast 15,000-16,500 boe per day. FY2022: 17,000-18,000 boe per day. Oil/Gas/NGL split for 2022: ~80%/~12%/~8%.
(3)Excludes leasehold impairments and dry hole costs
(4)Excludes acquisitions/sales of oil & gas assets.

Source: Kosmos Energy Ltd.

Investor Relations
Jamie Buckland
+44 (0) 203 954 2831
jbuckland@kosmosenergy.com

Media Relations
Thomas Golembeski
+1-214-445-9674
tgolembeski@kosmosenergy.com